EXHIBIT 99.1

CHENIERE ENERGY INC. NEWS RELEASE

CONTACT:

Cheniere Energy, Inc.

David Castaneda

Vice President-Investor & Media Relations

713-265-0202

Cheniere Energy Awards Construction Turnkey Contract to Bechtel Corporation

Houston, Texas — December 20, 2004 — Cheniere Energy, Inc. (AMEX:LNG) announced that its wholly owned limited partnership, Sabine Pass LNG, L.P. (Sabine), and Bechtel Corporation executed a Lump Sum Turnkey Agreement for the Engineering, Procurement, and Construction (EPC) of the Sabine Pass liquefied natural gas (LNG) receiving, storage and regasification terminal to be located in western Cameron Parish, Louisiana. Sabine intends to give Bechtel Limited Notice to Proceed under the EPC agreement for off-site engineering and preparatory work to commence later this month. Construction at the site is expected to begin during the first quarter of 2005, and the terminal is scheduled to be operational in early 2008.

On December 22, 2003 Sabine filed an application with the Federal Energy Regulatory Commission (FERC) for authorization to construct and operate the terminal with processing capacity of 2.6 billion cubic feet per day (Bcf/d). On November 12, 2004 the FERC staff concluded in a Final Environmental Impact Statement that approval of the Sabine Pass LNG Terminal and Pipeline Project, with appropriate mitigating measures as recommended, would have limited adverse environmental impact. On December 15, 2004 FERC Commissioners voted to issue an Order under Section 3 of the Natural Gas Act granting approval for the terminal. The terminal will consist of three 160,000 cubic meter storage tanks and two unloading docks capable of handling ships of up to 250,000 cubic meters — currently the largest ships planned for construction. Over 600 construction workers are expected at peak construction and there will be approximately 75 permanent jobs created when the facility is in operation.

The Lump Sum Turnkey agreement is valued at $647 million. Cheniere has also budgeted approximately $173 million of owner’s costs and contingencies, bringing the total capital budget to approximately $820 million before financing costs, changes in commodity prices and unanticipated change orders.

Based in San Francisco, Bechtel is one of the world’s premier engineering, construction, and project management companies. Since its founding in 1898, Bechtel has worked on more than 22,000 projects in 140 countries on all seven continents.  In the oil, gas, and chemicals sector, Bechtel has completed some 375 refining and chemical projects, 110 gas processing plants, 50 major oil and gas field developments, and a third of the world’s gas liquefaction capacity. Bechtel has also built more than 85,000 kilometers of pipeline, enough to circle the earth twice.

Cheniere Energy, Inc. is a Houston-based developer of LNG receiving terminals and a Gulf of Mexico E&P company. Cheniere is developing Gulf Coast LNG receiving terminals near Sabine Pass in Cameron Parish, LA, in which it holds a 100% ownership interest; near Corpus Christi, TX, in which it holds a 66.7% ownership interest; and near the Creole Trail in Cameron Parish, LA in which it holds a 100% ownership interest. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG receiving terminal in Freeport, Texas. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P. which owns 91%. Additional information about Cheniere Energy, Inc. may be found on its Web site at www.Cheniere.com.

For additional information on the EPC agreement, please refer to the Cheniere Energy, Inc. Report on Form 8-K dated December 18, 2004, filed with the Securities and Exchange Commission on December 20, 2004.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included herein are “forward-looking statements.”  Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal business.  Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.  Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

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